        Exhibit 99.1

ALTRIA REPORTS 2017 FIRST-QUARTER RESULTS AND
REAFFIRMS FULL-YEAR EARNINGS GUIDANCE

▪	Altria’s 2017 first-quarter reported diluted earnings per share (EPS) increased 16.1% to $0.72, as comparisons were affected by special items.

▪	Altria’s 2017 first-quarter adjusted diluted EPS, which excludes the impact of special items, increased 1.4% to $0.73.
RICHMOND, Va. - May 2, 2017 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2017 first-quarter business results and reaffirmed its guidance for 2017 full-year adjusted diluted EPS.
“Altria is off to a solid start in 2017 despite some short-term headwinds,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “We grew first-quarter adjusted diluted earnings per share by 1.4% against a difficult comparison in the year-ago quarter when we grew adjusted diluted EPS more than 14%. The smokeable products segment continued to generate strong results, which offset lower equity earnings from our beer investment and the effect of the voluntary product recall in the smokeless products segment.”
“Our business fundamentals remain strong and we believe we are well-positioned for the rest of the year. Thus, we are reaffirming our 2017 full-year adjusted diluted EPS growth guidance of 7.5% to 9.5%. We continue to expect adjusted diluted EPS growth to be weighted to the second half.”
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on May 2, 2017 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In March 2017, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.61 per share. Altria’s current annualized dividend rate is $2.44 per share. As of April 28, 2017, Altria’s annualized dividend yield was 3.4%. Altria paid nearly $1.2 billion in dividends in the first quarter and expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the first quarter, Altria repurchased 7.7 million shares at an average price of $71.77, for a total cost of approximately $551 million. As of March 31, 2017, Altria had approximately $1.4 billion remaining in the share repurchase program, which it expects to complete by the end of the second quarter of 2018. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Product Innovation
In e-vapor, Nu Mark LLC (Nu Mark) continues to execute its disciplined expansion of MarkTen with distribution to approximately 10,000 additional stores. MarkTen also now is available in three additional flavors.
In heated tobacco, Altria continues to partner with Philip Morris International Inc. (PMI) in seeking regulatory authorization to commercialize the IQOS system in the U.S. In December 2016, PMI submitted a modified risk tobacco product application for IQOS to the U.S. Food and Drug Administration (FDA). In March 2017, PMI submitted its pre-market tobacco product application. Philip Morris USA Inc. (PM USA) continues to build its U.S. IQOS commercialization plan.
Smokeless Recall
In January 2017, U.S. Smokeless Tobacco Company LLC (USSTC) voluntarily recalled certain smokeless tobacco products manufactured at its Franklin Park, Illinois facility due to a product tampering incident (Recall).  USSTC has concluded the Recall and is completing its replenishment of trade inventories. USSTC estimates that the Recall-related costs and the share impact from the Recall reduced smokeless products segment adjusted operating companies income (OCI) by approximately $60 million (or $0.02 per share) in the quarter.
Facilities Consolidation
In October 2016, Altria announced the consolidation of certain of its operating companies’ manufacturing facilities to streamline operations and achieve greater efficiencies (Facilities Consolidation). The Facilities Consolidation is expected to be completed by the first quarter of 2018 and deliver approximately $50 million in annualized cost savings by the end of 2018.

As a result of the Facilities Consolidation, Altria expects to record total pre-tax charges of approximately $150 million, or $0.05 per share. Of this amount, Altria recorded pre-tax charges of $71 million in 2016 and expects to record total pre-tax charges of approximately $70 million in 2017 and the remainder in 2018. In the first quarter of 2017, Altria recorded pre-tax charges of $27 million.
2017 Full-Year Guidance
Altria reaffirms its guidance for 2017 full-year adjusted diluted EPS to be in a range of $3.26 to $3.32. This range represents a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $3.03 in 2016 as shown in Table 1. This range excludes the 2017 special items shown in Table 2.
Altria continues to expect higher adjusted diluted EPS growth in the second half of the year compared to the first half driven by various factors. These include the financial effects of the Recall during the first quarter of 2017 and the benefit of reporting four full quarters of equity income from Altria’s beer investment in 2017 versus three quarters in 2016.
Altria continues to expect that its 2017 full-year effective tax rate on operations will be approximately 36%.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, gain on AB InBev/SABMiller plc business combination, AB InBev/SABMiller plc special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such settlements and determinations are referred to collectively as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, may be infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its effective tax rate on operations forecast.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

Table 1 - Altria’s 2016 Adjusted Results
Full Year
2016
Reported diluted EPS	$7.28
NPM Adjustment Items	0.01
Tobacco and health litigation items	0.04
SABMiller special items	(0.03)
Loss on early extinguishment of debt	0.28
Asset impairment, exit and implementation costs	0.07
Patent litigation settlement	0.01
Gain on AB InBev/SABMiller business combination	(4.61)
Tax items	(0.02)
Adjusted diluted EPS	$3.03
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 6.
ALTRIA GROUP, INC.
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items, including those items noted under “2017 Full-Year Guidance” above. Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis.  Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in Anheuser-Busch InBev SA/NA (AB InBev) and reports its share of AB InBev’s results using a one-quarter lag because AB InBev’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag does not affect Altria’s cash flows, but does impact the year-over-year comparability of Altria’s equity earnings from its beer investment and reported and adjusted diluted EPS in the short term.
Altria’s reportable segments are smokeable products, manufactured and sold by PM USA, John Middleton Co. (Middleton) and Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman); smokeless products, manufactured and sold by USSTC; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues were essentially unchanged at $6.1 billion in the first quarter as higher net revenues in the smokeable products segment were offset by lower net revenues in the smokeless products and wine segments. Altria’s revenues net of excise taxes increased 1.3% to $4.6 billion.
Altria’s 2017 first-quarter reported diluted EPS increased 16.1% to $0.72, primarily driven by higher reported OCI in the smokeable products segment, which included charges in 2016 related to the productivity initiative announced in January 2016 (Productivity Initiative) and the tax items discussed below. These factors were partially offset by lower equity earnings from Altria’s beer investment and lower reported OCI in the smokeless products segment, resulting from the Recall. Altria’s first-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, increased 1.4% to $0.73, primarily driven by higher adjusted OCI in the smokeable products segment and fewer shares outstanding, mostly offset by lower equity earnings from Altria’s beer investment and lower adjusted OCI in the smokeless products segment, resulting from the Recall.

Table 2 - Altria’s Adjusted Results

	First Quarter
	2017	2016	Change
Reported diluted EPS	$0.72	$0.62	16.1%
NPM Adjustment Items	—	0.01
Tobacco and health litigation items	—	0.01
AB InBev/SABMiller special items	0.03	0.05
Asset impairment, exit and implementation costs	0.01	0.04
Gain on AB InBev/SABMiller business combination	—	(0.01)
Tax items	(0.03)	—
Adjusted diluted EPS	$0.73	$0.72	1.4%
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 5.
AB InBev/SABMiller Special Items
Altria’s earnings from its equity investment in AB InBev for the first quarter of 2017 included net pre-tax charges of $73 million, consisting primarily of Altria’s share of mark-to-market losses on AB InBev’s derivative financial instruments used to hedge certain share commitments.  Altria’s earnings from its equity investment in SABMiller plc (SABMiller) for the first quarter of 2016 included net pre-tax charges of $166 million, consisting primarily of Altria’s share of SABMiller’s asset impairment charges. The EPS impact of these items is shown in Table 2 and Schedule 5.
Asset Impairment, Exit and Implementation Costs
During the first quarter of 2017, Altria recorded pre-tax charges of $27 million in connection with the Facilities Consolidation. In the first quarter of 2016, Altria recorded a pre-tax charge of $122 million in connection with the Productivity Initiative. The EPS impact of these costs is shown in Table 2 and Schedule 5.
Tax Items
During the first quarter of 2017, Altria recorded $58 million in income tax benefits, including $42 million related to prior audit years and $16 million related to tax benefits for share-based awards that vested during the period. The EPS impact is shown in Table 2 and Schedule 5.

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong income growth in the first quarter despite a difficult year-ago comparison.
Smokeable products segment net revenues increased by 0.7% in the quarter, primarily driven by higher pricing, partially offset by lower volume and higher promotional investments. Revenues net of excise taxes increased 1.9%.
First-quarter reported OCI increased 16.6%, primarily driven by higher pricing, restructuring charges in 2016 for the Productivity Initiative, lower resolution expenses, lower tobacco and health litigation items and favorable NPM Adjustment Items, partially offset by lower volume and higher promotional investments. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 8.1%, and adjusted OCI margins expanded 2.9 percentage points to 51.0%.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2017	2016	Change
Net revenues	$5,458	$5,422	0.7%
Excise taxes	(1,460)	(1,499)
Revenues net of excise taxes	$3,998	$3,923	1.9%

Reported OCI	$2,041	$1,751	16.6%
NPM Adjustment Items	(8)	12
Asset impairment, exit and implementation costs	6	99
Tobacco and health litigation items	1	26
Adjusted OCI	$2,040	$1,888	8.1%
Adjusted OCI margins [1]	51.0%	48.1%	2.9 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Reported domestic cigarettes shipment volume decreased 2.7% in the quarter, primarily driven by the industry’s rate of decline, partially offset by trade inventory movements. When adjusted for trade inventory movements and other factors, PM USA estimates that its domestic cigarettes shipment volume decreased by approximately 3%, in line with its estimate for total industry cigarette volumes.
Middleton reported cigars shipment volume increased by 12.2%, driven primarily by the strength of the cigar category and trade inventory movements. Table 4 summarizes smokeable products segment shipment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	First Quarter
	2017	2016	Change
Cigarettes:
Marlboro	24,695	25,361	(2.6)%
Other premium	1,450	1,514	(4.2)%
Discount	2,582	2,664	(3.1)%
Total cigarettes	28,727	29,539	(2.7)%

Cigars:
Black & Mild	363	317	14.5%
Other	4	10	(60.0)%
Total cigars	367	327	12.2%

Total smokeable products	29,094	29,866	(2.6)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
IRI restated its cigarette database in the first quarter of 2017, which affected previously released retail share results. Restated share results are summarized in Tables 5 and 6 below.
Marlboro’s retail share declined by 0.2 share points in the quarter to 43.6%. PM USA’s total retail share was 51.0%, down 0.1 share point for the quarter.
John Middleton’s strategy in the machine-made large cigar category is to maximize income, principally from the profitable tipped segment. Thus, to simplify reporting, Altria no longer reports Middleton’s share of the overall retail market.

Table 5 - Smokeable Products: Retail Share (percent)

	First Quarter
	2017	2016	Percentage point change
Cigarettes:
Marlboro	43.6%	43.8%	(0.2)
Other premium	2.7	2.8	(0.1)
Discount	4.7	4.5	0.2
Total cigarettes	51.0%	51.1%	(0.1)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

Table 6 - Smokeable Products: Restated Retail Share

	For the Three Months Ended
	12/31/16	9/30/16	6/30/16	3/31/16
Cigarettes:
Marlboro	43.7%	43.7%	43.8%	43.8%
Other premium	2.7	2.8	2.8	2.8
Discount	4.7	4.6	4.6	4.5
Total cigarettes	51.1%	51.1%	51.2%	51.1%

SMOKELESS PRODUCTS
The smokeless products segment first-quarter results were significantly impacted by the Recall. Smokeless products segment net revenues decreased 2.7% in the quarter primarily driven by the Recall impact, partially offset by higher pricing. Revenues net of excise taxes decreased 2.5%.
First-quarter reported OCI decreased 11.1%, primarily driven by the Recall impact and Facilities Consolidation charges, partially offset by higher pricing and restructuring charges in 2016 for the Productivity Initiative. Adjusted OCI, which is calculated excluding the special items identified in Table 7, decreased 7.8% and adjusted OCI margins decreased 3.6 percentage points to 61.9%.

Table 7 - Smokeless Products: Revenues and OCI ($ in millions)

	First Quarter
	2017	2016	Change
Net revenues	$466	$479	(2.7)%
Excise taxes	(30)	(32)
Revenues net of excise taxes	$436	$447	(2.5)%

Reported OCI	$249	$280	(11.1)%
Asset impairment, exit and implementation costs	21	13
Adjusted OCI	$270	$293	(7.8)%
Adjusted OCI margins [1]	61.9%	65.5%	(3.6) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Reported domestic shipment volume decreased 5.0% in the quarter, primarily due to the Recall. Copenhagen and Skoal’s combined reported shipment volume decreased 4.9%.
USSTC estimates that the smokeless products category volume grew approximately 2% over the past six months.
Table 8 summarizes shipment volume performance for the smokeless products segment.

Table 8 - Smokeless Products: Shipment Volume (cans and packs in millions)

	First Quarter
	2017	2016	Change
Copenhagen	124.5	124.8	(0.2)%
Skoal	55.6	64.5	(13.8)%
Copenhagen and Skoal	180.1	189.3	(4.9)%
Other	15.7	16.8	(6.5)%
Total smokeless products	195.8	206.1	(5.0)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
IRI restated its smokeless products database in the first quarter of 2017, which affected previously released retail share results. Restated share results are summarized in Tables 9 and 10 below.
Copenhagen and Skoal’s combined retail share decreased 0.4 share points in the first quarter to 50.3%, primarily driven by the Recall. Copenhagen’s retail share increased 1.2 share points in the quarter, primarily due to a full quarter in 2017 of Copenhagen Mint versus a partial quarter in 2016. Skoal’s retail share declined 1.6 share points.
Total smokeless products retail share decreased 0.7 share points to 53.5% in the first quarter due to the Recall.

Table 9 - Smokeless Products: Retail Share (percent)

	First Quarter
	2017	2016	Percentage point change
Copenhagen	33.0%	31.8%	1.2
Skoal	17.3	18.9	(1.6)
Copenhagen and Skoal	50.3	50.7	(0.4)
Other	3.2	3.5	(0.3)
Total smokeless products	53.5%	54.2%	(0.7)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

Table 10 - Smokeless Products: Restated Retail Share

	For the Three Months Ended
	12/31/16	9/30/16	6/30/16	3/31/16
Copenhagen	33.8%	33.7%	33.4%	31.8%
Skoal	17.6	17.9	18.1	18.9
Copenhagen and Skoal	51.4	51.6	51.5	50.7
Other	3.3	3.3	3.4	3.5
Total smokeless products	54.7%	54.9%	54.9%	54.2%

WINE
In the wine segment, Ste. Michelle’s net revenues declined 3.4% in the first quarter. Ste. Michelle’s OCI declined 25.0%, primarily due to lower volume and higher costs. OCI margins decreased 4.6 percentage points to 15.4%. Table 11 summarizes revenues, OCI and OCI margins for the wine segment.

Table 11 - Wine: Revenues and OCI ($ in millions)

	First Quarter
	2017	2016	Change
Net revenues	$140	$145	(3.4)%
Excise taxes	(4)	(5)
Revenues net of excise taxes	$136	$140	(2.9)%

Reported and Adjusted OCI	$21	$28	(25.0)%
OCI margins [1]	15.4%	20.0%	(4.6) pp
1 OCI margins are calculated as OCI divided by revenues net of excise taxes.
Ste. Michelle’s reported wine shipment volume declined by 10.0% in the first quarter to approximately 1.7 million cases, primarily driven by wholesalers reducing year-end inventory and the timing of the Easter holiday, which occurred in the first quarter of last year.
Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nat Sherman, Nu Mark, Ste. Michelle and Philip Morris Capital Corporation. Altria holds an equity investment in AB InBev.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2016.

These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in AB InBev include the following: AB InBev’s inability to achieve the contemplated synergies and value creation from its business combination with SABMiller; that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; that Altria’s reported earnings from and carrying value of its equity investment in AB InBev may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s transaction consideration from the AB InBev/SABMiller business combination and the accounting treatment of its equity investment are not guaranteed and the risk that the tax treatment of the dividends Altria expects to receive from AB InBev may not be as favorable as Altria anticipates.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2017	2016	% Change

Net revenues	$6,083	$6,066	0.3%
Cost of sales [1]	1,810	1,874
Excise taxes on products [1]	1,494	1,536
Gross profit	2,779	2,656	4.6%
Marketing, administration and research costs	477	503
Asset impairment and exit costs	4	115
Operating companies income	2,298	2,038	12.8%
Amortization of intangibles	5	5
General corporate expenses	46	51
Corporate asset impairment and exit costs	—	5
Operating income	2,247	1,977	13.7%
Interest and other debt expense, net	179	200
Earnings from equity investment in AB InBev/SABMiller	(23)	(66)
Gain on AB InBev/SABMiller business combination	—	(40)
Earnings before income taxes	2,091	1,883	11.0%
Provision for income taxes	689	665
Net earnings	1,402	1,218	15.1%
Net earnings attributable to noncontrolling interests	(1)	(1)
Net earnings attributable to Altria Group, Inc.	$1,401	$1,217	15.1%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.72	$0.62	16.1%

Weighted-average diluted shares outstanding	1,939	1,956	(0.9)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 3.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$5,458	$466	$140	$19	$6,083
2016	5,422	479	145	20	6,066
% Change	0.7%	(2.7)%	(3.4)%	(5.0)%	0.3%

Reconciliation:
For the quarter ended March 31, 2016	$5,422	$479	$145	$20	$6,066
Operations	36	(13)	(5)	(1)	17
For the quarter ended March 31, 2017	$5,458	$466	$140	$19	$6,083

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$2,041	$249	$21	$(13)	$2,298
2016	1,751	280	28	(21)	2,038
% Change	16.6%	(11.1)%	(25.0)%	38.1%	12.8%

Reconciliation:
For the quarter ended March 31, 2016	$1,751	$280	$28	$(21)	$2,038
NPM Adjustment Items - 2016	12	—	—	—	12
Asset impairment, exit and implementation costs - 2016	99	13	—	5	117
Tobacco and health litigation items - 2016	26	—	—	—	26
	137	13	—	5	155

NPM Adjustment Items - 2017	8	—	—	—	8
Asset impairment, exit and implementation costs - 2017	(6)	(21)	—	—	(27)
Tobacco and health litigation items - 2017	(1)	—	—	—	(1)
	1	(21)	—	—	(20)
Operations	152	(23)	(7)	3	125
For the quarter ended March 31, 2017	$2,041	$249	$21	$(13)	$2,298

		Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2017	2016
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,460	$1,499
Smokeless products	30	32
Wine	4	5
	$1,494	$1,536

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,080	$1,155
Smokeless products	2	2
	$1,082	$1,157

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$68	$68
Smokeless products	1	1
	$69	$69

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2017 Net Earnings	$1,401	$0.72
2016 Net Earnings	$1,217	$0.62
% Change	15.1%	16.1%

Reconciliation:
2016 Net Earnings	$1,217	$0.62

2016 NPM Adjustment Items	11	0.01
2016 Tobacco and health litigation items	24	0.01
2016 SABMiller special items	108	0.05
2016 Asset impairment, exit and implementation costs	78	0.04
2016 Gain on AB InBev/SABMiller business combination	(26)	(0.01)
2016 Tax items	1	—
Subtotal 2016 special items	196	0.10

2017 NPM Adjustment Items	1	—
2017 Tobacco and health litigation items	(1)	—
2017 AB InBev special items	(48)	(0.03)
2017 Asset impairment, exit, implementation and acquisition-related costs	(19)	(0.01)
2017 Tax items	58	0.03
Subtotal 2017 special items	(9)	(0.01)

Fewer shares outstanding	—	0.01
Change in tax rate	(7)	—
Operations	4	—
2017 Net Earnings	$1,401	$0.72

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
For the quarter ended March 31, 2017
2017 Reported	$2,091	$689	$1,402	$1,401	$0.72
NPM Adjustment Items	(1)	—	(1)	(1)	—
Tobacco and health litigation items	1	—	1	1	—
AB InBev special items	73	25	48	48	0.03
Asset impairment, exit, implementation and acquisition-related costs	30	11	19	19	0.01
Tax items	—	58	(58)	(58)	(0.03)
2017 Adjusted for Special Items	$2,194	$783	$1,411	$1,410	$0.73

For the quarter ended March 31, 2016
2016 Reported	$1,883	$665	$1,218	$1,217	$0.62
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	38	14	24	24	0.01
SABMiller special items	166	58	108	108	0.05
Asset impairment, exit and implementation costs	122	44	78	78	0.04
Gain on AB InBev/SABMiller business combination	(40)	(14)	(26)	(26)	(0.01)
Tax items	—	(1)	1	1	—
2016 Adjusted for Special Items	$2,187	$773	$1,414	$1,413	$0.72

2017 Reported Net Earnings				$1,401	$0.72
2016 Reported Net Earnings				$1,217	$0.62
% Change				15.1%	16.1%

2017 Net Earnings Adjusted for Special Items				$1,410	$0.73
2016 Net Earnings Adjusted for Special Items				$1,413	$0.72
% Change				(0.2)%	1.4%

				Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
For the year ended December 31, 2016
2016 Reported	$21,852	$7,608	$14,244	$14,239	$7.28
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	105	34	71	71	0.04
SABMiller special items	(89)	(32)	(57)	(57)	(0.03)
Loss on early extinguishment of debt	823	282	541	541	0.28
Asset impairment, exit, implementation and acquisition-related costs	206	71	135	135	0.07
Patent litigation settlement	21	8	13	13	0.01
Gain on AB InBev/SABMiller business combination	(13,865)	(4,864)	(9,001)	(9,001)	(4.61)
Tax items	—	30	(30)	(30)	(0.02)
2016 Adjusted for Special Items	$9,071	$3,144	$5,927	$5,922	$3.03

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$5,228	$4,569
Inventories	2,122	2,051
Other current assets	276	640
Property, plant and equipment, net	1,923	1,958
Goodwill and other intangible assets, net	17,508	17,321
Investment in AB InBev	17,579	17,852
Finance assets, net	1,019	1,028
Other long-term assets	520	513
Total assets	$46,175	$45,932

Liabilities and Stockholders’ Equity
Accrued settlement charges	4,790	3,701
Other current liabilities	3,510	3,674
Long-term debt	13,884	13,881
Deferred income taxes	8,309	8,416
Accrued postretirement health care costs	2,212	2,217
Accrued pension costs	738	805
Other long-term liabilities	431	427
Total liabilities	33,874	33,121
Redeemable noncontrolling interest	38	38
Total stockholders’ equity	12,263	12,773
Total liabilities and stockholders’ equity	$46,175	$45,932

Total debt	$13,884	$13,881